Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-118339) pertaining to the Bakers Footwear Group, Inc. 2003 Stock Option Plan for the registration of 868,992 shares of Bakers Footwear Group, Inc.’s common stock of our report dated March 4, 2004 (except for paragraph 2 of Note 19, as to which the date is March 12, 2004, and Note 2, as to which the date is March 16, 2005), with respect to the financial statements, as restated, of Bakers Footwear Group, Inc. included in its Annual Report on Form 10-K/A for the year ended January 3, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
St. Louis, Missouri
March 16, 2005